Addendum

This addendum dated as of the 31st day of August, 2009 amends that certain Debt Settlement Agreement entered into August 10, 2009 between Mel Dick and Cascade Technologies Corp (hereinafter referred to as the “Settlement Agreement”) as follows:

Paragraph 1 of the Settlement Agreement shall be deleted and replaced in its entirety with the following:

1
The Company confirms and acknowledges its indebtedness to the Creditor in an amount of $43,763.20 as of August 10, 2009, net of accrued interest, which accrued interest shall be included in this settlement amount (the “Indebtedness”).

Acknowledged and Agreed as of the date first written above by:

CASCADE TECHNOLOGIES CORP.

By:/s/ Jacqueline Danforth
Jacqueline Danforth

AND:

/s/ Mel Dick
MEL DICK